Exhibit 5.1
BARNES & THORNBURGLLP

11 S. Meridian Street
Indianapolis, IN 46204-3535 U.S.A.
(317) 236-1313
Fax (317) 231-7433

www.btlaw.com

May 23, 2023

ITT Inc.
100 Washington Boulevard, 6th Floor
Stamford, Connecticut 06902

Ladies and Gentlemen:

We have acted as special Indiana counsel to ITT Inc., an Indiana corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), authorized for issuance pursuant to the ITT Inc. 2023 Employee Stock Purchase Plan effective May 10, 2023 (the “Plan”).
We have examined the originals or copies, certified or otherwise, identified to our satisfaction of (a) the Registration Statement, (b) the Plan and (c) such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our review, we have assumed (i) the genuineness of all signatures on original documents, (ii) the conformity to original documents of all copies submitted to us, (iii) the accuracy and completeness of all corporate and public documents and records made available to us, and (iv) the legal capacity of all individuals who have executed any of such documents.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective and the Shares have been issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter is limited to the current internal laws of the State of Indiana (without giving any effect to the conflict of law principles thereof) and we have not considered, and express no opinion on, the laws of any other jurisdiction. This opinion letter is dated and speaks as of the date of delivery. We have no obligation to advise you or any third parties of changes in law or fact that may hereafter come to our attention, even though legal analysis or legal conclusions contained in this opinion letter may be affected by such changes. This opinion is furnished to you in support of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
                        Very truly yours,

                            /s/ Barnes & Thornburg LLP

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DMS 26335165.1